SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Alyeska Fund, L.L.C.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

One World Financial Center
31st Floor
200 Liberty Street
New York, New York  10281

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 667-4225

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Alyeska Fund, L.L.C.
c/o Howard M. Singer
Managing Director
CIBC World Markets Corp.
One World Financial Center
31st Floor
200 Liberty Street
New York, New York  10281

copies to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X            No
   -----            -----

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 4th day of June, 2001.

                                            ALYESKA FUND, L.L.C.
                                            (Name of Registrant)




                                            By:      /s/ HOWARD M. SINGER
                                                     ---------------------------
                                                     Name: Howard M. Singer
                                                     Title: Principal Manager